Exhibit 21.1

List of Subsidiaries of Society Pass Incorporated

• Leflair Incorporated

• Society Technology LLC

• SOPA Technology Pte Ltd

• SOPA Cognitive Analytics PVT LTD

• SOPA Technology Co Ltd

• Hottab Pte Ltd

• Hottab Vietnam Co Ltd

• Push Delivery Pte Ltd

• SOPA (Phils) INC